EXHIBIT 10.58

OFFICE LEASE

This Lease between STATE 94 PROPERTIES, L.L.C. (“Landlord”) and ESPERION THERAPEUTICS, INC. (“Tenant”).

LEASE SUMMARY

A.	The Building (See Exhibit A):
695 KMS Place
Ann Arbor, MI 48108
The Premises (See Exhibit B):
	Approximate square feet =	26,654

B.	Term:
	Commencement Date:	7/1/2003
	Rental Commencement:	Possession
	Lease Termination:	6/30/2006
	Option Length:	one (1) year

C.	Base Rent:

From	To	Monthly	Total

Rental Commencement	12/31/2003	$2,096.00	N/A
1/1/2004	12/31/2004	$29,986.00	$359,832.00
1/1/2005	12/31/2005	$30,541.00	$366,492.00
1/1/2006	6/30/2006	$31,096.00	$186,576.00

OPTION PERIOD (if available and properly exercised): See Section 16.02.

7/1/2006	6/30/2007	$34,428.00	$413,136.00

D.	Initial Rental Payment Amount:

This payment shall be applied as follows: N/A .

E.	Expenses:

		% Share:	Base Year

Taxes:		21.18%	2004
Insurance:		21.18%	2004
Common Area:		21.18%	2004
Utilities:	Electric	21.18%
Utilities:	Gas	21.18%
Utilities:	Water	21.18%

F.	Storage (See Exhibit B):

		N/A	S.F.

G.	Security Deposit:		$0.00

H.	The Use:

offices and research laboratories

I.	Work To Be Performed Prior To Occupancy

See Exhibit C.

J.	BROKERS OF RECORD

Listing Agent:	NONE
Selling Agent:	Oxford Commercial

K.	Address for Notice:

LANDLORD:	AND TO:
Burlington Property, LLC	James A. Schriemer
c/o Oxford Property Management	Conlin, McKenney & Philbrick, P.C.
325 East Eisenhower, Suite 310	350 South Main Street, Suite 400
Ann Arbor, Michigan 48108	Ann Arbor, Michigan 48104
Facsimile number: (734) 747-6006	Facsimile number: (734) 761-9001
Email address: jh@oxfordcompanies.com	Email address: Schriemer@cmplaw.com

TENANT:	AND TO:
David Lowenschuss
Esperion Therapeutics
695 KMS Place
Ann Arbor, Michigan 48108
Facsimile number: 734-332-0516
Email address: dlowenschuss@esperion.com

L.	Miscellaneous:

     1) At the request of Tenant, Landlord will use commercially reasonable efforts to obtain additional space for Tenant contiguous to the Premises. If the Tenant leases this additional space and there is at least one year left on the Tenant’s lease, the lease terms and the rental rate for the additional space will coincide with the current terms and rental rate specified herein for the space currently leased by Tenant.

     2) If Landlord is prepared to enter into a lease with a third party for space in the Building which is vacant on the Signature Date of this Lease or becomes vacant during the term of this Lease (“ROFR Space”), then prior to entering into a lease with a third party for such ROFR Space, Landlord shall send a notice to Tenant (“Offer Notice”), together with a copy of the third party proposed offer. Tenant shall have the right, noticed back to Landlord given within five (5) business days after Tenant’s receipt of the Offer Notice, to elect to have such space on all economic terms and conditions of the third party proposed offer. If Tenant elects to lease such ROFR Space, it shall be added to the Premises by amendment to this Lease. If Tenant does not so elect to rent the ROFR Space, Landlord may lease the space to the third party at the rate and on the terms and conditions no more favorable than those offered to Tenant. In addition, Tenant’s election to either exercise or not exercise its right of first refusal as to a particular offered space shall not terminate such a continuing right to lease as to other space which may become available within the Building.

     3) Upon substantial completion of Landlord’s Work pursuant to Section 4.02, Tenant shall take possession under the terms of this Lease of 1,863 square feet of space contiguous to Tenant’s current space (as identified in Exhibit B), under the terms and conditions of this Lease. On January 1, 2004, the balance of the space currently occupied by Tenant shall be governed by the terms and conditions of this Lease.

     IN ADDITION TO THE FOREGOING, THE ATTACHED STANDARD COVENANTS, TERMS AND CONDITIONS ARE INCORPORATED HEREIN AS PART OF THIS LEASE.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the 28th day of June 2003 (the “Signature Date”).

     WITNESSED:

“Landlord” STATE 94 PROPERTIES, L.L.C.

	By: Its:	State 94 Holding Company, L.L.C. Sole Member

		By: Its:	Kosmos Associates, LLC Sole Member

/s/ Jeff Hauptman			By: Its:	/s/ Felix de la Iglesia Felix de la Iglesia Manager

“Tenant” ESPERION THEREAPEUTICS, INC.

/s/ Dawn M. Evans		By:	/s/ Timothy M. Mayleben

		Its:	COO

EXHIBITS

Exhibit A	Location of Premises
Exhibit B	Floor plan of Premises
Exhibit C	Landlord’s Work (Description and Plans)
Exhibit C-1	Criteria for Landlord’s Work
Exhibit D	Tenant’s Work (Description and Plans)
Exhibit E	Estoppel Letter
Exhibit F	Guaranty
Exhibit G	Description of Janitorial Services
Exhibit H	Signage
Exhibit I	Acknowledgment of Possession
Exhibit J	Rules and Regulations

NOTE: In the event Tenant is to pay anything more than Base
Rent on a monthly basis, Landlord is to provide Tenant a
letter detailing the estimated Additional Rent prior to Rental
Commencement.

ARTICLE 1. GRANT AND TERM

     SECTION 1.01. PREMISES. Landlord, in consideration of the rent to be paid and the covenants to be performed by Tenant, hereby leases to Tenant, and Tenant rents from Landlord, the premises as set forth in Paragraph A of the Summary (“Premises”). The term “Building” shall be defined as the building of which the Premises are a part and listed under Section A of the Summary.

     The other suites, common areas (if any), exterior walls, phone closets, mechanical rooms and roof of the Building in which the Premises are situated, are not leased to Tenant and Tenant shall have no access to same (except as provided in Section 5.01) without Landlord’s consent, which consent will not be unreasonably withheld. Landlord reserves the right to use said areas or lease them to other tenants, and the right to install, maintain, use, repair, and replace pipes, ducts, conduits, wires and structural elements leading through the Premises, in locations and times that will not materially interfere with Tenant’s use of the Premises.

     SECTION 1.02. TERM. The term of this Lease shall commence on the Commencement Date set forth in Section B of the Summary. However, if the Premises is currently occupied or requires Landlord to construct improvements to the Premises as described in Exhibit C, the Commencement Date shall be the later of the date upon which Landlord delivers notice to Tenant that the current occupant has vacated the Premises and the date Landlord delivers possession as provided in Section 1.03. The Lease terminates upon the Lease Termination date as set forth in Paragraph B of the Summary. The period from the Commencement Date to the Lease Termination date shall be defined as the Initial Term.

     SECTION 1.03. POSSESSION. Tenant shall take possession of the Premises upon Landlord’s delivery. In the event Landlord is required to perform any improvements to the Premises, as described in Exhibit C, Landlord’s Work, then Tenant agrees to take possession upon Substantial Completion of the improvements. For the purposes herein, “Substantial Completion” shall mean the completion of the Landlord’s Work except for punch list items that do not unreasonably interfere with Tenant’s use of the Premises or compromise the security of the Premises. If Landlord and Tenant are unable to agree that the Premises is at a level of Substantial Completion, then the Landlord’s architect shall make such determination. Tenant agrees to sign an Acknowledgement of Possession in the form attached as Exhibit I.

ARTICLE 2. RENT

     SECTION 2.01. BASE RENT.

     (a)  INTENTIONALLY DELETED.

     (b)  Beginning on the Rental Commencement, as described under Paragraph B of the Summary, Tenant agrees to pay the sums (“Base Rent”), as set forth in Paragraph C of the Summary, to Landlord during the Initial Term of this Lease. If a calendar date is not provided under Paragraph B of the Summary and the word “Possession” is listed, then the Rental Commencement shall begin the day the Tenant takes possession of the Premises as defined in Section 1.03.

     Base Rent shall be payable in equal monthly installments in advance, on or before the first day of each calendar month, to the Landlord, at the address set forth in the Summary Paragraph K, or such other place as Landlord designates, without any prior demand and without any deductions or setoff whatsoever. If Landlord and Tenant shall mutually agree, Tenant shall authorize Base Rent and Additional Rent, as identified in Section 2.02 below, to be automatically debited from Tenant’s bank account and paid to Landlord as required by this Lease.

     “Lease Year” means a period of twelve consecutive months commencing on the Commencement Date and the anniversary thereof. However, if the Commencement Date is other than the first day of the month, the first date of the month following the Commencement Date and the anniversary thereof shall be the first day of the Lease Year.

     SECTION 2.02. ADDITIONAL RENT. “Rent” means Base Rent and all other amounts payable pursuant to any other provision of this Lease, all of which amounts shall be deemed “Additional Rent.” Additional Rent shall be due and payable to Landlord on demand (unless a longer period is specified in this Lease), without any deductions or setoffs, at the place where and in the manner in which Base Rent is payable. Tenant’s failure to pay any such amount when due shall entitle Landlord to exercise any and all remedies provided for in this Lease in the event of non-payment of Rent. Furthermore, in the event Tenant or others have guaranteed payments under this Lease, a completed Exhibit F shall be attached and made a part of this Lease.

ARTICLE 3. CONDUCT OF BUSINESS BY TENANT

     SECTION 3.01. USE OF PREMISES. Tenant shall use the Premises solely as set forth in Paragraph H of the Summary, and for no other purpose without the prior written consent of Landlord, which shall not be unreasonably withheld.

     SECTION 3.02. LAWFUL USE. Tenant’s use shall at all times and at its expense comply with all statutes, ordinances, and governmental orders and regulations affecting Tenant’s business and the use, occupancy, safety and cleanliness of the Premises, and shall indemnify Landlord and save it harmless from all costs, damages and loss of any kind resulting from any violation thereof. If any governmental license or permit is required at any time for the lawful conduct of Tenant’s business, Tenant shall promptly procure and thereafter maintain such license or permit and comply at all times with the requirements thereof.

     SECTION 3.03. CARE OF PREMISES. Tenant shall at all times keep the Premises, including the interior portions of windows, safe, clean and free from rubbish and dirt, and shall store all trash and garbage within the Premises, and shall deposit, from time to time, all trash and garbage to dumpsters provided by Landlord. Landlord shall be responsible for the care of all Common Areas serving the Building and the Premises.

     SECTION 3.04. WASTE OR NUISANCE. Tenant shall not commit or suffer to be committed any waste in or on the Premises or any nuisance or other act or condition that disturbs the quiet enjoyment of any occupant of the Building in which the Premises are situated.

ARTICLE 4. LANDLORD’S AND TENANT’S WORK

     SECTION 4.01. IMPROVEMENT FUNDING. Landlord shall pay all of the construction costs for Landlord’s Work, as defined under Section 4.02 below unless a fixed dollar amount per square foot is defined in Paragraph I of the Summary. In the event a fixed amount is defined in Paragraph I of the Summary, then this amount, multiplied by the Premises square footage, shall equal the Landlord’s Total Obligation. The construction cost shall include, but not be limited to, the cost of all materials and labor, all architectural, engineering, design, and construction management fees, fees for permits and inspection and all other costs directly related to completion of Landlord’s Work (“Total Costs”).

     Any amount over Landlord’s Total Obligation shall be paid with rent owed under the lease by the Tenant upon Substantial Completion but not longer than on the sixtieth (60th) day of possession. If the Total Costs of Landlord’s Work shall be less than Landlord’s Total Obligation, then Landlord shall reimburse to Tenant the difference between Landlord’s Total Obligation and the Total Costs of Landlord’s Work as a rent credit for the next available payment period (s). For example, if the monthly base rent is $100,000 per month, and the rent credit is $200,000, and the final credit is calculated July 15, then the Tenant shall be credited for August and September monthly base rental payments.

     SECTION 4.02. LANDLORD’S WORK. Landlord, at Landlord’s sole cost and expense, except as provided in Section 4.01 above, shall construct the improvements and perform the other work as provided in Exhibit C attached hereto and made a part hereof (“Landlord’s Work”).

     (a)  Approval of Landlord’s Plans. The parties shall approve Landlord’s Plans pursuant to the procedure described and as defined in this Section 4.02(a). Contemporaneously with the signing of this Lease, Landlord and Tenant shall complete Exhibit C-1, Criteria for Landlord’s Work, which shall be approved and initialed by Landlord and Tenant and Landlord and Tenant shall approve and initial a copy of a floor plan layout proposal based upon the criteria for Landlord’s Work as suggested by Landlord’s architect. As necessary, Landlord shall prepare construction documents based on the criteria for Landlord’s work and approved floor plan layout. The final construction documents for Landlord’s Work shall be referred to as “Landlord’s Plans.”

     (b)  Construction.

(i)	General. Upon final approval of Landlord’s Plans, Landlord shall diligently prosecute Landlord’s Work to completion without interruption or delay, in a first-class and good and workmanlike manner, in accordance with Landlord’s Plans, using new materials (unless otherwise noted in the architectural drawings and agreed to), and in compliance with all applicable laws. Landlord, at Landlord’s expense, and as part of Total Cost, shall procure all building and other permits and approvals necessary for performing Landlord’s Work.

(ii)	Tenant’s Representative. Tenant will appoint a Tenant’s representative who shall have the right to inspect, or designate an agent to inspect, the performance of Landlord’s Work, and to give Landlord notice if Landlord’s Work performance does not conform to Landlord’s Plans. However, said representative may not enter the Premises until Tenant’s insurance obligations, as defined in this Lease, are completely satisfied. If there is a disagreement as to whether Landlord’s Work performance conforms to the Landlord’s Plans, which disagreement cannot be resolved by the parties within four (4) days following Landlord’s receipt of such notice, then the mutual decision of the Landlord’s and Tenant’s architects shall control. If such architects are unable to reach a mutual decision, then such architects will jointly select a third architect, and the decision of such third architect will govern. As necessary, Tenant’s Representative will also be available for one- to two-hour long weekly meetings with the architect, construction manager, contractors, and any other parties involved in the construction process until the completion of the Punch List (as defined below).

(iii)	Change Orders. After Tenant has approved Landlord’s Plans, Tenant may nonetheless submit proposed change orders for Landlord’s Work to Landlord for Landlord’s approval, which approval will not be unreasonably denied or delayed provided Tenant agrees to pay within thirty (30) days any net increase in construction cost (regardless of the agreed to budgets contained herein this Lease) and agrees to any extension in the construction schedule for Landlord’s Work as a result of such change order. Landlord must obtain Tenant’s written approval of the contractor’s price and any schedule adjustment for the proposed change order before such change order is released to the contractor for construction.

     (c)  Notice of Delivery; Punch List. Landlord shall provide at least ten (10) days advance notice to Tenant advising Tenant of the date on which Landlord reasonably expects Landlord’s Work at the Premises to be Substantially Complete. Within five (5) business days before or after such date, Landlord and Tenant, or their representatives, shall inspect Landlord’s Work at the Premises. If, as a result of Tenant’s inspection of the Premises, Tenant discovers deviations or deficiencies from Landlord’s Plans, then Tenant may deliver a list (“preliminary punch list”) of such deviations or deficiencies (“Punch List Items”) to Landlord. The existence of a preliminary punch list shall not postpone the delivery of Premises as long as (i) the Punch List Items are customarily considered to be “punch list” items in the construction industry, and (ii) neither the failure to complete nor the process of completing any such Punch List Items will delay or unreasonably interfere with Tenant’s Work or the operation of Tenant’s business in the Premises, and (iii) the Punch List Items will not delay Landlord obtaining Tenant’s certificate of occupancy. Landlord shall correct or cure the Punch List Items within thirty (30) days following Landlord’s receipt of the punch list, or such longer period as may be reasonably necessary, provided Landlord is proceeding with due diligence to complete the Punch List Items. Landlord may enter the Premises at any reasonable time to correct or cure the Punch List Items, provided Landlord takes reasonable precautions to avoid interfering with Tenant’s Work or Tenant’s business at the Premises. Subject to delays not in control of the Landlord, if Landlord has not corrected or cured any remaining Punch List Items to Tenant’s reasonable satisfaction within sixty (60) days following Landlord’s receipt of a punch list on which such Punch List Items were listed, then Tenant may complete the Punch List Items, and offset Tenant’s actual costs so expended against the Rent next coming due.

     (d)  Tenant Delay. For purposes of this Section 4, “Tenant Delay” shall mean any delay in the performance of Landlord’s Work that occurs as the result of (i) any request by Tenant either that Landlord perform any work in addition to Landlord’s Work, or that delays, for any reason, Landlord commencing or completing Landlord’s Work to be performed prior to the delivery of the Premises to Tenant; (ii) any change by Tenant to Landlord’s Plans, other than a change required to cause Landlord’s Plans to conform to the applicable laws; (iii) any failure of Tenant to respond to any request for approval required hereunder within the period specified herein for such response; or (iv) any delay in Landlord’s Work caused by the installation of Tenant’s fixtures in the Premises or the performance of any work or activities by Tenant prior to the delivery of the Premises to Tenant. Upon the occurrence of any event that Landlord contends is a Tenant Delay, Landlord shall promptly notify Tenant with Landlord’s reasonable estimate of the expected delay and the date of Rental Commencement shall be made earlier by the number of days of such estimate.

     SECTION 4.03. TENANT’S WORK. All work not provided herein to be done by Landlord shall be performed by Tenant at Tenant’s expense and deemed to be Tenant’s Work, including, but not limited to, all work designated as Tenant’s Work in Exhibit D.

     (a)  Landlord shall have no liability whatsoever for loss or damage to Tenant’s Work or to fixtures, equipment or other property of Tenant or Tenant’s contractors, unless such loss or damage is the result of Landlord’s negligent acts or omissions.

     (b)  Within one hundred and eighty (180) days of Substantial Completion of Landlord’s Work (or if no Landlord’s Work is to be performed, the Commencement Date), Tenant must complete the following (i) substantial completion of Tenant’s Work in accordance with the provisions of this Lease; (ii) furnish evidence to the Landlord that all work has been completed and paid in full and that all liens have been discharged of, recorded, waived or bonded over and that no security interest relating thereto are outstanding; (iii) furnish Landlord with all certificates (including appropriate Certificate of Occupancy if necessary) and all final approvals with respect to Tenant’s Work that may be required from any governmental authority and any board of Fire Underwriters or similar body for use and occupancy of the Premises; (iv) furnish Landlord with reproducible drawings of Tenant’s Work; (v) furnish Landlord full waivers of liens and sworn statements from all persons performing labor and/or supplying materials in connection with such work showing that all said persons have been compensated in full; (vi) furnish Landlord a detailed breakdown of Tenant’s final and total construction costs together with receipted invoices showing payment thereof (if Landlord so requests in writing); (vii) submit warranties for the benefit of Landlord for not less than one year against defects and workmanship, materials and equipment. The provisions foregoing shall be completed in said time period or, Landlord may, at his sole discretion, assess Tenant a fine of $100.00 per day over the specified time period until the provisions are completed, which shall be considered Additional Rent. Nothing contained in this Section shall be deemed or construed to constitute Tenant as Landlord’s agent or contractor for the performance of Tenant’s improvements. Tenant hereby confirms and acknowledges that Tenant’s Work is to be performed solely for the benefit of Tenant and not for the benefit of the Landlord.

     SECTION 4.04. TENANT’S ALTERATIONS.

     (a)  Throughout the term of this Lease, Tenant may make non-structural alterations, additions and improvements to the Premises as Tenant deems necessary to the operation of its business not exceeding $5,000 in the aggregate for any project or related projects. If any proposed alterations, additions or improvements exceed $5,000 in the aggregate for any project or related projects or are structural in nature, Tenant shall submit complete plans and specifications for the proposed work to Landlord, and shall not proceed without Landlord’s prior written consent which shall not be unreasonably withheld or delayed. All such work shall comply with the requirements of Section 4.04(b) and will become the property of Landlord at the expiration of the Term or any earlier termination of this Lease. Tenant shall promptly repair any damage to the Premises and the Building caused by any such work. For purposes of this Section 4.04, the term “structural” shall mean anything pertaining to the foundation, exterior and load bearing walls and columns and roof of the Building. For purposes of this Section 4.04(a), Landlord shall not have unreasonably delayed its consent if it shall have responded to Tenant within three (3) business days if the estimated cost of such alterations, additions or improvements does not exceed $25,000 and within thirty (30) days for such alterations, additions or improvements exceeding $25,000. Landlord shall notify Tenant in writing within 30 days after execution of this Lease about which alterations that had previously made by Tenant need to be removed upon expiration or termination of this Lease. If Landlord does not notify Tenant within this 30 day period Tenant will not be obligated to remove any alterations made prior to the effective date of this Lease.

     (b)  No Tenant alternations, additions or improvements shall be undertaken until Tenant provides insurance policies or certificates of insurance complying with the requirements in Article 7. Tenant shall comply with all applicable municipal codes and ordinances, including obtaining a building permit if required from the local governing authority, and with the Michigan Construction Lien Act. Promptly after completion of any such alterations, additions or improvements, Tenant’s architect (if any) or contractor shall certify in writing to Landlord that all such alterations, additions or improvements have been completed in conformity with all applicable statutes, codes and ordinances.

     (c)  Tenant will not perform any work capable of activating the Building fire alarm system without having a qualified alarm technician present and without giving Landlord a minimum of five days notice. Any instance Tenant’s work that (i) activates the Building alarm where proper notice was not given, (ii) disrupts any utility to another tenant, or (iii) in the sole judgment of Landlord, creates unsafe conditions to Building tenants, patrons or passersby, shall cause the Tenant to be fined $500.00, per day or occurrence, whichever yields the largest fine, which shall be considered Additional Rent.

     SECTION 4.05. SIGNS. In accordance with applicable codes of the local governing authority and Landlord’s written consent, which shall not be unreasonably withheld, Tenant shall be permitted to erect signage as defined in Exhibit H.

     SECTION 4.06. TENANT’S FIXTURES. Tenant, at Tenant’s sole expense, may install in or affix to the Premises necessary trade fixtures, personal property, equipment and fixture, provided that such items are installed, are removable without damage to the Building, and that such items do not exceed the weight-bearing capacity of the Premises or place unusual demands on utility services to the Premises. Prior to the installation of such trade fixtures, Tenant will provide Landlord with plans for their installation. Landlord may require that Tenant, and Tenant upon demand shall, provide data regarding the weight and operating characteristics of such trade fixtures and other property, and may deny approval for such trade fixtures or other property if Landlord, acting reasonably, determines that such trade fixtures will exceed the Building’s capacities or place unusual demands on utility services to the Premises.

     SECTION 4.07. REMOVAL. Tenant shall not remove any alterations, additions or improvements on the expiration or termination of this Lease; except that trade fixtures installed by Tenant may be removed if all Rent and all other sums payable by Tenant pursuant to this Lease have been paid in full and Tenant is not otherwise in default hereunder, in which event Tenant shall promptly repair any damage to the Premises caused by removal of the trade fixtures. For clarification purposes trade fixtures will include the environmental control systems installed by Tenant for its Mass Spectrometer.

ARTICLE 5. MAINTENANCE

     SECTION 5.01. COMMON AREAS. For the purpose of this section, and wherever else used in this Lease, the Common Areas of the Building shall be defined to include, by way of illustration and not limitation, all sidewalks, parking areas, landscaping, drainage, common area lighting facilities, shared restroom facilities, shared hallways, walkways, stairwells, entries, vestibules and elevators, boilers, chillers, makeup air systems, condensers and any other heating and cooling equipment providing conditioned air to any part of the Building, the roof and flashing (including all vents, scuttles, trap doors and appurtenances thereto in place as of the date of Signature hereof or installed hereafter), as well as other portions of the Building, all underground utility lines servicing the building in the Building, all exterior decorations and ornaments on the building and the canopy thereon, if any, and the decorating, painting and pointing of building exteriors. The Common Areas shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to the use of all such common area and facilities, copies of which shall be provided to Tenant. Except to the extent it materially interferes with the operation of Tenants business, Landlord shall have the right to operate and maintain the same in such a manner as Landlord, in its sole discretion, shall determine from time to time, including, without limitation, the right to employ all personnel and to make all rules and regulations pertaining to and necessary for the proper operation and maintenance of said common areas and facilities.

     Landlord shall maintain in good repair the Common Areas including, without limitation, sweeping, striping and snow and ice removal necessary to maintain all driveway, sidewalks, streets and parking areas and repair, and replacement of same, and all maintenance, replacement and repair of roof, flashings, gutters, downspouts, floor slab, outer walls and structural portions of the Building. Landlord shall comply, at its own expense, with all laws, ordinances and regulations of public authority or private restrictions that apply to any portion of the Common Areas, including, without limitation, the Americans With Disabilities Act. Landlord shall not be required to make any repairs caused in whole or in part by any act or negligence of Tenant, its agents, employees, invitees, licensees or contractors. Landlord shall have access to the Premises at reasonable times to perform any of the foregoing work.

     Landlord hereby grants to Tenant and Tenant’s employees’ agents, customers and invitees, the right, during the term hereof, to use, in common with others having rights in the Building entitled to the use thereof, Common Areas; provided, however, that access to the roof, phone closets and mechanical rooms by Tenant shall be governed by Section 1.01 hereof. Landlord agrees to operate, manage and maintain, during the term of this Lease, the Common Areas.

     Commencing upon the Rental Commencement, Tenant shall pay to Landlord reasonable estimates made by Landlord of Tenant’s share of the cost of operating, maintaining, repairing and replacing the Common Area (“Common Area Costs”) (other than Capital Expenses as defined by GAAP, which shall be paid solely by Landlord) monthly in advance concurrently with the payment of rent. Tenant’s share shall be the percentage share, as set forth in Paragraph E of the Summary, of Common Area Costs in excess of the Common Area

Costs for the Base Year, as set forth in Paragraph E of the Summary. The amount to be paid by Tenant to Landlord hereunder during the first and last years of the term hereof shall be equitably prorated to apply only to the period during such years while this Lease is actually in effect. The estimated monthly payment shall be established by Landlord in letter form under separate cover prior to Rental Commencement and shall be calculated by: (Tenant’s percentage share of the Common Area Costs) less the (Base Year amount divided by twelve as shown in Paragraph E of the Summary).

     Notwithstanding anything to the contrary in this paragraph, all operating expenses shall be reasonable, actual out-of-pocket, incurred at competitive rates, and be for the operation, repair or maintenance of the Building. All operating expenses shall be net any credits, allowances, reductions, discounts, or reimbursements received by or owing to the Landlord. Landlord shall use its best efforts to keep the operating expenses down while maintaining a first-class office building.

     Notwithstanding the above, operating expenses shall not include the following:

(a)	Real Estate Taxes as defined in Section 6.01(a);

(b)	Leasing commissions, costs, disbursements, and other expenses incurred in connection with leasing, renovating, or improving space for tenants or other occupants or prospective tenants or other occupants of the Building.

(c)	Costs incurred by Landlord in the discharge of its build-out obligations under Exhibit C;

(d)	Costs, including permit, license and inspection fees, incurred in renovating or otherwise improving or decorating, or redecorating vacant space or space for tenants or other occupants;

(e)	Landlord’s cost of any service sold to tenants or other occupants for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the Rent and Additional Rent payable under the lease with that tenant or other occupant;

(f)	Any depreciation and amortization on the Building;

(g)	Expenses in connection with services or other benefits of a type that are not provided to Tenant but which are provided to another tenant or occupant;

(h)	Costs incurred due to violation by Landlord of any of the terms and conditions of this Lease or any other lease relating to the Building;

(i)	Overhead and profit increments paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies or other materials, to the extent that the costs of the services, supplies or materials exceed the costs that would have been provided by unaffiliated parties on a competitive basis.

(j)	Interest on debt or amortization payments on any mortgages or deeds of trust or any debt for borrowed money;

(k)	Any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord;

(l)	Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment used in providing janitorial services that is not affixed to the Building;

(m)	All items and services for which Tenant reimburses Landlord or pays third persons of which Landlord provides selectively to one or more tenants or occupants of the Building other than Tenant without reimbursement;

(n)	Advertising and promotional expenses;

(o)	Repairs and other work occasioned by fire, windstorm, or other casualty, to the extent repairs and other work are paid from insurance or condemnation proceeds;

(p)	Costs incurred in operating the parking facilities for the Building;

(q)	Capital expenditures;

(r)	Management fees in excess of what is customary for similar buildings in Southeast Michigan;

(s)	Wages, salaries, or fees paid to executive personnel of Landlord;

(t)	Any charge for Landlord’s income tax, excess profits taxes, or similar taxes on Landlord’s business;

(u)	Legal fees;

(v)	Non-recurring cost incurred to remedy defects in original construction materials or installations;

(w)	Any costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy hazardous wastes or materials or asbestos-containing materials from the Property unless the hazardous wastes or materials or asbestos-containing materials were in or on the Property because of Tenant’s negligence or intentional acts;

(x)	Any costs to remedy an “indoor pollution” problem;

(y)	Any costs incurred to comply with the Americans With Disabilities Act (42 USC 12101) or any other federal or state or local legislation, rules, regulations, ordinances or codes governing or requiring “handicap access”; and

(z)	Any other expenses that under generally accepted accounting principles (consistently applied) and practice would not be considered a normal maintenance or operating expense.

     Notwithstanding anything contrary in this paragraph, Common Area Costs which are controllable shall not increase more than five percent (5%) over what the operating expenses were in the previous year. For purposes of this Section 5.01, the term “controllable” shall mean any Common Area Cost except snow removal, landscaping, insurance, property taxes or assessments and utilities.

     On or before May 31 of each year, Landlord shall provide Tenant with a written statement of the actual Common Area Costs for the previous calendar year (“Common Area Cost Statement”), and Tenant shall reimburse Landlord for any underpayment thereof within fifteen (15) days from the date such statement is received by Tenant. Any overpayment by Tenant shall be credited against the next monthly installment of Common Area Costs due from Tenant hereunder. Upon request, Landlord shall provide Tenant with copies of such paid invoices and other information pertaining to payment of Common Area Costs as is necessary to substantiate the Common Area Cost Statement presented to Tenant. Any over-payments made by Tenants as determined upon the expiration of the Lease Term or any extension thereof shall be refunded to Tenant. Under no circumstances shall Tenant be responsible for Landlord’s capital expenditures and such capital expenditures shall not be charged to Tenant as part of “Common Area Costs.”

     SECTION 5.02. BUILDING ALTERATIONS BY LANDLORD. Notwithstanding anything in this Lease to the contrary, Landlord reserves the right at any time and from time to time, without notice to Tenant or liability, to Tenant for damage or injury to Tenant’s business, and without constituting an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of rent to the extent that it does not materially interfere with Tenant’s business: (i) to make alterations, changes, and additions to the Building (including the Common Areas), (ii) to add additional areas to the Building and/or to exclude areas therefrom, (iii) to construct additional buildings or other improvements on the land occupied by the Building, including Common Areas, (iv) to remove or relocate a part of the Building, and (v) to relocate any other tenant in the Building, provided in each such case changes undertaken by Landlord shall not unreasonably interfere with Tenant’s use of the Building as permitted under this Lease. Provided further, that any cost incurred in connection with such actions shall be Landlord’s expense, and shall not be classed as “Common Area Costs” or otherwise charged to Tenant.

     SECTION 5.03. TENANT’S OBLIGATIONS.

     (a)  Except as specifically provided in Section 5.01, Tenant shall maintain the Premises and every part thereof and all appurtenances thereto in good order, condition and repair (including replacement of parts and equipment if necessary), including, without limitation, the exterior and interior portion of all doors, door frames, door checks, interior walls, floors, ceilings, and plumbing and electrical systems within the Premises. The plumbing and sewage facilities shall not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind shall be introduced therein. Tenant shall be responsible for all expenses incurred in connection with any breakage, stoppage or damage resulting from a violation of this provision by Tenant, its agents, employees, invitees, or contractors. If replacement of equipment, fixtures and appurtenances thereto is necessary, Tenant shall replace the same with equipment, fixtures and appurtenances of the same quality as originally installed, and repair all damages done in or by such replacement. Under no circumstances shall Tenant shutdown any service to any other part of the Building other than the Premises and even then Tenant must give Landlord reasonable notice of Tenant’s intentions.

     (b)  Tenant shall at its expense maintain the Premises in a clean, sanitary and safe condition in accordance with the laws of Michigan and in accordance with all directions, rules and regulations of health officers, fire marshals, building inspectors, and other governmental officials, and comply with all requirements of law affecting the Premises. At the expiration or termination of this Lease, Tenant shall surrender the Premises in good condition, reasonable wear and tear, loss by fire or other unavoidable casualty excepted.

     (c)  Tenant shall at its expense install and maintain fire extinguishers and other fire protection devices as required by any agency having jurisdiction or by insurance underwriters.

     (d)  Tenant shall keep the Premises free of all liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant, and shall bond against or discharge any construction lien within 10 days after notice thereof from any source.

     (e)  If Tenant fails to perform its obligations hereunder, after applicable notice and cure periods, Landlord, without notice, may, but shall not be obligated to, perform Tenant’s obligations or perform work resulting from Tenant’s acts, actions or omissions and add the cost of the same to the next installment of Base Rent due hereunder.

     SECTION 5.04. OPERATION BY TENANT. Tenant covenants and agrees that it will not place or maintain any merchandise, vending machines or other articles in any vestibule or entry of the Premises or outside the Premises so as to extend into any portion of the common area or adjacent sidewalk (except as expressly provided herein); store garbage, trash, rubbish and other refuse in rat-proof and insect-proof containers inside the Premises, and remove the same frequently and regularly and, if directed by Landlord, by such means and methods and at such times and intervals as are designated by Landlord, all at Tenant’s cost; not permit any sound system which is audible outside the Premises or objectionable advertising medium which is visible outside the Premises; keep all mechanical equipment free of vibration and noise and in good working order and condition; not commit or permit waste or a nuisance upon the Premises; not permit or cause noxious or offensive odors to emanate or be dispelled from the Premises; not solicit business in the common areas nor distribute advertising matter to, in or upon any common area; not permit the loading or unloading or the parking or standing of delivery vehicles outside any area designated therefor, nor permit any use of vehicles which will interfere with the use of any common area in the Building; comply with all laws, recommendations, ordinances, rules and regulations of governmental, public, private and other authorities and agencies, including those with authority over insurance rates, with respect to the use or occupancy of the Premises; not permit any noxious, toxic or corrosive fuel or gas, dust, direct or fly ash on the Premises; not place a load on any floor in the Building which exceeds the floor load per square foot which such floor was designed to carry. Landlord may fine Tenant $100.00 per occurrence plus removal costs for improperly disposed trash, as Additional Rent.

     SECTION 5.05. STORAGE. Except in emergencies, Tenant shall have in the Premises only equipment and all other items normally associated with its business.

ARTICLE 6. TAXES

     SECTION 6.01. REAL ESTATE TAXES.

     (a)  Tenant agrees to pay Landlord Tenant’s proportionate share of all taxes, existing and future, assessments, general and special, and government charges of any kind and nature whatsoever which have been or may be levied or assessed by any lawful authority against the land, Building or improvements presently and/or at any time during the term of this Lease comprising the Building and the Common Areas of which the Premises is a part, in excess of such taxes for the calendar year, as set forth in Paragraph E of Summary showing Tenant’s proportionate share and the base year. Monthly estimate shall be Tenant’s prorata share of the Real Estate Taxes less the Base Year amount divided by twelve as shown in Paragraph E of the Summary.

     (b)  Tenant’s share of taxes and assessments shall be paid in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by Landlord, or Landlord may, at its option, bill such taxes in arrears. If Landlord is required under any mortgage of the land and building to escrow real estate taxes, Landlord may, but shall not be obligated to, use the amount required to be escrowed as a basis for its estimate of the monthly installments due from Tenant hereunder. On receipt of all tax and assessment bills incurred in any Lease Year, Landlord shall furnish Tenant a written statement of the amount of Tenant’s share of the taxes and assessments for such year. A copy of a tax or assessment bill submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of taxes and assessments levied or assessed against the property to which such bill relates. If the total amount paid by Tenant under this Section for any Lease Year is less than the actual amount due from Tenant for such period, Tenant shall pay to Landlord the difference between the amount paid and the amount due, within fifteen (15) business days after the furnishing of such statement. If the total amount paid by Tenant hereunder for any Lease Year exceeds the actual amount due from Tenant for such period, the excess shall be credited against the next installment of taxes and assessments due from Tenant hereunder. Tenant’s share of such taxes and assessments shall be calculated in the same manner and paid at the same time as Tenant’s share of common area expenses, pursuant to Section 5.01. The estimated monthly tax payment shall be established by Landlord in letter form under separate cover prior to Rental Commencement.

     SECTION 6.02. PERSONAL PROPERTY TAXES. Tenant shall pay before the due date all federal, state and local taxes and assessments of any kind against the Tenant’s leasehold interest and all personal property owned by or placed in, upon or about the Premises, and furnish proof of payment to Landlord within five days of request.

ARTICLE 7. INDEMNITY AND INSURANCE

     SECTION 7.01. INDEMNITY BY LANDLORD AND TENANT.

     (a)  Tenant shall indemnify Landlord and hold it harmless from and against all claims, actions, damages, liability and expenses, including attorneys’ fees, in connection with any loss of life, personal injury and/or damage to property arising out of any occurrence in or about the Premises, which arises out of Tenant’s occupancy or use of the Premises, or arising out of Tenant’s failure to comply with any provision of this Lease, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees or invitees.

     (b)  Landlord shall indemnify Tenant and hold it harmless from and against all claims, actions, damages, liabilities and expenses, including reasonable attorneys’ fees, in connection with any loss or personal injury and/or damage to property arising out of or resulting from breach of this Lease, the negligence or intentional misconduct of Landlord, its agents, contractors, employees or invitees.

     (c)  Anything in this Lease to the contrary notwithstanding, in the event of any damages to the Building arising wholly or in part out of any act or omission of Tenant, its agents, employees, contractors or invitees, and all or any portion of Landlord’s loss is “deductible” under Landlord’s insurance policies, Tenant shall pay to Landlord on demand the amount of such deductible loss as Additional Rent.

     SECTION 7.02. NON-LIABILITY OF LANDLORD.

     (a)  Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage caused to Tenant or its property from the breaking, bursting, stoppage or leaking of water, gas, sewer or steam pipes, or electrical cable or wires, or for any damage or loss of property in the Premises from any cause whatever, unless such loss or damage is caused by the negligence of Landlord, its agents, contractors, employees or invitees.

     SECTION 7.03. TENANT’S INSURANCE. Tenant shall at its expense, at all times from and after the earlier of the Commencement Date or the date of the performance of work or any other activities by Tenant in the Premises, maintain the following insurance on a first dollar non-deductible basis:

     (a)  General commercial liability insurance, with respect to the Premises and the business operated by Tenant, including blanket contractual coverage against claims for or arising out of personal injury, death or property damage, occurring in, on, or about the Premises, the buildings or the land, or to property in, on, or about the streets, sidewalks or adjacent premises, such insurance to afford protection to the limit at the beginning of the term of not less than One Million Dollars ($1,000,000) “Single Limit” per occurrence and Two Million Dollars ($2,000,000) annual aggregate for personal injury and property damage and thereafter in such amounts as the Landlord may reasonably require, and comprehensive automobile liability insurance covering all owned, leased and hired automobiles of Tenant in the same amount.

     (b)  All-risk property insurance, written at not less than replacement cost value and with replacement cost endorsement, covering all Tenant’s personal property in the Premises (including without limitation inventory, trade fixtures, floor coverings, furniture and all other property removable by Tenant under the provisions of this Lease) and all leasehold improvements installed in the Premises by or on behalf of Tenant;

     (c)  Worker’s compensation insurance in form and amounts required by law; and

     (d)  If the insurance maintained pursuant to Section 7.03(a) is a “claims made” policy, Tenant shall, not less than one complete Lease Year before the expiration of the Term, purchase extended insurance coverage that provides protection in the limits specified above for not less than three full Lease Years after expiration of the Lease.

     SECTION 7.04. TENANT’S CONTRACTOR’S INSURANCE. Tenant shall require any contractor performing work in or on the Premises to maintain the following insurance on a first dollar non-deductible basis, at no cost to Landlord:

     (a)  Comprehensive general liability insurance, including but not limited to contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, with combined limits of not less than $2,000,000 for personal injury or death and property damage, or such greater amount as Landlord may require; and

     (b)  Worker’s compensation insurance in form and amounts required by law.

     SECTION 7.05. POLICY REQUIREMENTS. The companies writing any insurance which Tenant is required to maintain or obtain pursuant to Sections 7.03 and 7.04, and the form of such insurance, shall at all times be subject to Landlord’s reasonable approval, and each such company shall be authorized or eligible unauthorized in Michigan and have a Best’s rating of at least A-. Commercial general liability and automotive liability insurance pursuant to Sections 7.03(a) and (b) and 7.04(a) shall name Landlord and any other parties in interest designated by Landlord as additional named insured parties, and shall contain a provision by which the insurer agrees that the policy will not be canceled except after 30 days’ written notice to Landlord or its designees. Certificates of such insurance (Accord Form 27) (or, at Landlord’s request, each policy) shall be deposited with Landlord on the earlier of the Commencement Date or the date Tenant performs any work or engages in any other activity in the Premises and, in case of renewal, not less than thirty (30) days prior to the expiration of the preceding coverage.

     SECTION 7.06. WAIVER OF RIGHT OF RECOVERY. Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure, or other property, or any resulting loss of income, or liability for personal injury, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, to the extent that such loss or damage is covered by insurance benefiting the party suffering the loss or damage.

     SECTION 7.07. TENANT’S SHARE OF LANDLORD’S INSURANCE COSTS. Landlord shall maintain insurance against fire, vandalism, malicious mischief and such other perils as from time to time are included in a standard extended coverage endorsement and, at Landlord’s option, special extended coverage endorsements, insuring the building in which the Premises are situated in an amount equal to 100% of the replacement cost, if available, and with or without deductible, at Landlord’s option and rental loss coverage in such form and amount as Landlord shall reasonably determine. Tenant agrees to pay its proportionate share of all premiums for such insurance during the Terms, in excess of the calendar year as set forth in Paragraph E of the Summary showing Tenant’s proportionate share and the base year. Tenant’s share of such insurance premiums shall be calculated in the same manner and paid at the same time as Tenant’s share of Real Estate Taxes, pursuant to Section 6.01. The estimated monthly insurance payment shall be established by Landlord in letter form under separate cover prior to Rental Commencement.

ARTICLE 8. UTILITIES

     SECTION 8.01. UTILITY CHARGES. Tenant shall be responsible for and promptly pay all consumption charges for water, gas, heat, electricity, sewer and any other utilities used in or furnished to the Premises. If possible, such services shall be separately metered or billed for use consumed on the Premises. If such services cannot be separately metered, then the cost thereof shall be estimated on a prorata basis per Paragraph E of the Summary, paid monthly by Tenant and reconciled annually by Landlord not later than March 31 of each year for the previous year. The obligation of Tenant to pay for utilities shall commence as of the date Tenant takes possession of the Premises. The estimated monthly utilities payment shall be established by Landlord in letter form under separate cover prior to Tenant taking possession.

     SECTION 8.02. ADDITIONAL SERVICES. If Tenant requests any other utilities or services in addition to those set forth herein above, Landlord shall use reasonable efforts to attempt, at Landlord’s reasonable discretion, either to furnish Tenant with such additional utilities or services, or to make same available to Tenant. In the event Landlord is able to and does furnish such additional utilities or services to Tenant, the cost thereof shall be borne by Tenant. In the event that Landlord advances funds for such additional utilities or services, Tenant shall reimburse Landlord as Additional Rent.

     SECTION 8.03. INTERRUPTION OF SERVICES. Tenant understands, acknowledges and agrees that any one or more of utilities or other services referred to herein above may be by reason of accident, emergency or other causes beyond Landlord’s control. Tenant further understands that such utilities may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made. Tenant further understands, acknowledges and agrees that Landlord does not represent or warrant the uninterrupted availability of such utilities or building service, and that any such interruption shall not be deemed an eviction or disturbance of Tenant’s right to possession, occupancy, use and quiet enjoyment of the Premises or any part thereof, or render Landlord liable to Tenant for damages by abatement of rent or otherwise or relieve Tenant from the obligation to perform its covenants under this Lease.

ARTICLE 9. ASSIGNMENT OR SUBLETTING

     SECTION 9.01. ASSIGNMENT OR SUBLETTING. Tenant shall not assign or in any manner transfer this Lease or any estate or interest therein, nor lease or sublet the Premises or any part thereof or any right or privilege appurtenant thereto, nor allow anyone to conduct business at, in or from the Premises (whether as concessionaire, franchisee, licensee, permittee, sub-tenant, or otherwise), whether by voluntary or involuntary act of Tenant, except with Landlord’s prior written consent, which shall not be unreasonably withheld or delayed more than ten (10) days after receipt from Tenant of all materials required by this Section 9.01. However, Landlord may elect to terminate this Lease (without penalty to Tenant) upon receipt of notice from Tenant of Tenant’s desire to sublease or assign Tenant’s right to the Premises, except where Tenant proposes to assign this Lease in connection with the sale of Tenant’s business or sublease less than fifty percent of the Premises. Tenant shall submit to Landlord, with any request for Landlord’s consent to any proposed transfer, written evidence of the business experience and financial condition of the proposed transferee, and a description of the business proposed to be conducted in the Premises by the transferee. Landlord will have the right to disapprove of any proposed transfer for any lawful reason Landlord determines in good faith, which may include (without limitation) the business experience and/or financial condition of the proposed transferee, and/or the nature of the business to be conducted in the Premises. No transfer shall relieve Tenant or any guarantor of Tenant’s obligations under this Lease from responsibility for payment of all Rent and all other amounts to be paid, and performance of all obligations, according to the terms of this Lease and any amendments, extensions and renewals thereof. Any such prohibited act by Tenant (or any attempt at same), either voluntarily or involuntarily, shall at Landlord’s option terminate this Lease, and any purported such act shall be null and void. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate any or all franchises, concessions, licenses, permits, subleases, subtenancies, operating arrangements or the like, or may, at the option of Landlord, operate as an assignment thereof to Landlord. All of the sums or economic consideration received by Tenant as a result of such subletting or assignment, whether the denominated rental or otherwise for any sublease or assignment, which exceeds, in the aggregate, the total sums of which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease) shall be payable to Landlord as Additional Rent under this Lease without effecting or reducing any other obligation of Tenant hereunder.

ARTICLE 10. DESTRUCTION OF PREMISES

     SECTION 10.01. REPAIR OF PREMISES. If the Premises or building shall be partially or totally destroyed by fire or other casualty insured under insurance carried by Landlord, so as to become partially or totally untenantable, the damage to the Premises shall be promptly repaired by Landlord, to the extent of any proceeds received from such insurance, unless Landlord elects not to repair or rebuild the Premises as hereinafter provided. The obligation of Landlord hereunder shall be limited to repairing or reconstructing the Premises to substantially the same condition as existed immediately prior to the casualty. In no event shall Landlord be required to repair or replace Tenant’s inventory, trade fixtures, furnishings or equipment. If Landlord is required or elects to repair or rebuild the Premises, Tenant shall repair or replace its inventory, trade fixtures, furnishings and equipment in a manner and to at least a condition equal to that existing prior to the casualty. During any period where all or a portion of the Premises is rendered unusable due to fire or other casualty, then Rent shall be decreased proportionately during the period of repair and restoration to the extent that the Premises are unusable prior to repair and restoration.

     SECTION 10.02. LANDLORD’S OPTION TO TERMINATE. In the event that Building or the Premises shall be damaged by fire or other casualty during the term of this Lease so as to render more than fifty percent (50%) of the Premises untenantable, this Lease may be terminated by Landlord by delivery of thirty (30) days prior written notice thereof to Tenant, but shall continue unless so terminated.

     SECTION 10.03. TENANT’S OPTION TO TERMINATE. In the event of damage or destruction of the Premises, Landlord shall advise Tenant, within thirty (30) days after such damage or destruction of the Premise occurs, whether Landlord is able to substantially restore the Premises and eliminate and substantial interference with Tenant’s use of the Premises within one hundred eighty (180) days. If Landlord advises Tenant that it is unable to substantially restore the Premises and eliminate any substantial interference with Tenant’s use of the Premises within one hundred eighty (180) days or Landlord fails to do so within one hundred eighty (180) days, Tenant may, by providing written notice to Landlord within fifteen (15) days of receipt of the notice from Landlord or expiration of the 180-day period, as the case may be, terminate this Lease at the end of the fifteen (15th) day after Landlord’s receipt of such notice, unless Landlord has substantially restored the Premises and eliminated any substantial interference with Tenant’s use of the Premises within such 15-day period, in which case the Lease shall remain in full force and effect.

ARTICLE 11. EMINENT DOMAIN

     SECTION 11.01. TOTAL CONDEMNATION.

     If all of the Premises shall be taken by any public authority under the power of eminent domain or by private purchase in lieu thereof, the Term of this Lease shall cease as of the date possession is taken by such public authority and the Rent shall be paid to that date.

     SECTION 11.02. PARTIAL CONDEMNATION.

     If more than fifty (50%) percent of the Premises shall be so taken, either party may terminate this Lease by written notice to the other party within 30 days after such taking. If neither party exercises its right of termination, the Term shall cease only with respect to the part of the Premises taken, as of the date possession is taken by the public authority, and thereafter all the terms of this Lease shall continue in effect, except that the Annual Rent shall be reduced in proportion to the amount of first floor area of the Premises taken, and Landlord shall make necessary repairs or alterations to the building so as to constitute the remaining Premises a complete architectural unit. In no event, however, shall Landlord be obligated to spend for any reconstruction any amount in excess of the damages awarded to it for the taking.

     SECTION 11.03. DAMAGES.

     All damages awarded for any such taking, whether for the whole or part of the Premises, shall, as between Landlord and Tenant, belong to and be the property of Landlord, whether such damages are awarded as compensation for diminution in value to the estate of the Landlord or of the Tenant; provided, that Landlord shall not be entitled to any separate award made for damage to, and/or cost of removal of, Tenant’s business operations, inventory and trade fixtures. Nothing in this Article 11 shall prohibit Tenant from participating in any proceeding involving such taking and to receive all awards which by law it is entitled, except as provided above.

ARTICLE 12. DEFAULT

     SECTION 12.01. INTEREST ON LATE PAYMENTS.

     All Rent and other amounts required to be paid by Tenant to Landlord not paid within ten (10) days of the date due shall bear interest from the due date until Landlord’s actual receipt of payment, at the rate of ten (10%) percent per annum.

     SECTION 12.02. PENALTY FOR LATE PAYMENT/INSUFFICIENT FUNDS.

     In the event that Rent or Additional Rent is not paid by Tenant to Landlord within ten (10) business days of the date due, in addition to all other amounts due to Landlord under this Agreement, Tenant shall pay a late fee equal to five percent (5%) of the late payment to cover Landlord’s cost of handling such late payment. Further, there will be a $50.00 charge for any check returned to Landlord unpaid for any reason and Tenant will thereafter pay the rent only with money orders, bank or certified checks (failure to do so will carry a $50.00 charge on each occurrence plus the Tenant’s risk of late payment).

     SECTION 12.03. LANDLORD’S RIGHT TO PERFORM TENANT’S OBLIGATIONS.

     If Tenant fails to perform any of its obligations under this Lease after applicable notice and cure periods, Landlord may (but shall not be obligated to) perform the obligation at Tenant’s expense, and such performance shall not be deemed a waiver of Tenant’s default. The cost of performance by Landlord, with interest thereon at the rate provided for in Section 12.01, computed from the date of payment by Landlord, shall be due and payable on demand.

     SECTION 12.04. NO WAIVER OF DEFAULT.

     No acquiescence by Landlord in any default by Tenant shall be construed as a waiver of the default unless such waiver is explicit, in writing, and signed by Landlord. No waiver of any default shall be construed as a waiver of any other or subsequent default, and Landlord’s consent to or approval of any act or failure to act by Tenant shall not be deemed a consent to or approval of any other act or failure to act.

     SECTION 12.05. NO ACCORD AND SATISFACTION.

     No payment by Tenant or receipt by Landlord of a lesser amount than the Rent or other amounts payable hereunder shall be deemed to be other than on account of the earliest Rent or other such amount, nor shall any endorsement or statement on any check or any letter accompanying any payment be deemed an accord and satisfaction. Landlord’s acceptance of any payment will be without prejudice to Landlord’s right to recover the balance of the Rent and other amounts payable hereunder and pursue all other lawful remedies.

     SECTION 12.06. EVENTS OF DEFAULT.

     Any one or more of the following events shall constitute an “Event of Default”:

     (a)  Any failure of Tenant or any guarantor of Tenant’s obligations under this Lease (“Guarantor”) to pay any Rent or any other amount due hereunder for more than five (5) business days after receipt of written notice that the same was not received by Landlord when due;

     (b)  Any failure of Tenant or any Guarantor to perform any obligation (other than payment of money) required to be performed pursuant to this Lease, and continuation of such default for more than thirty (30) days after written notice to Tenant, unless Tenant commences to cure such default within thirty (30) days after written notice and thereafter proceeds diligently to cure the default (notwithstanding the 10-day period for cure noted above, if the default creates a hazardous situation or involves disturbance to the quiet enjoyment of other Building tenants, Tenant must cure the default immediately upon notice);

     (c)  The vacating or abandonment of the Premises by Tenant, without payment of rent, at any time during the Term;

     (d)  Any material inaccuracy in any representation or warranty of Tenant in this Lease, or any material inaccuracy or omission in any financial statement, report, certificate or other document furnished to Landlord at any time by Tenant or any Guarantor;

     (e)  Any violation of the provisions of Section 9.01; or

     (f)  Any sale of Tenant’s interest in the Premises under attachment, signature or other legal process; adjudication of Tenant or any Guarantor as bankrupt or insolvent pursuant to any present or future Federal or state law; appointment of a receiver or trustee for the business or property of Tenant or any Guarantor; assignment of the property of Tenant or any Guarantor for the benefit of creditors; or admission in writing by Tenant or any Guarantor of its inability to pay its debts when due.

     SECTION 12.07. DEFAULT WITHOUT CURE.

     The occurrence of an Event of Default in the performance of any term, covenant or condition of this Lease on three or more separate occasions during any twelve (12) month period, even though each such Event of Default may have been cured, shall be deemed to be an Event of Default without cure.

     SECTION 12.08. REMEDIES.

     On the occurrence of an Event of Default, Landlord may do any one or more of the following, without notice to Tenant or any Guarantor except as specifically provided in this section or as required by law:

     (a)  Re-enter the Premises, with or without judicial process, without terminating this Lease; remove Tenant and all other occupants and all property from the Premises, without liability for trespass, conversion, or loss or damage occasioned thereby; store all or any part of such property in a public warehouse or elsewhere, at the expense and for the account of Tenant; make such alterations and repairs as Landlord deems necessary to relet the Premises; and relet the Premises or any part thereof for such term or terms (which may extend beyond the Term of this Lease), at such rental or rentals, and on such other terms and conditions as Landlord deems advisable; all without effecting an eviction or termination of this Lease or releasing Tenant from its liability for payment of all Rent and all other amounts required to be paid hereunder, together with all expenses and damages caused by Tenant’s Event of Default, and interest on all of the foregoing at the rate provided for in Section 12.01.

     (b)  Elect to terminate this Lease and declare the Term ended, by giving written notice of such election to Tenant, and take any and all actions provided for in Section 12.06(a), all without releasing Tenant from its liability for all Rent and all other amounts required to be paid hereunder, and all expenses, damages and interest thereon.

     (c)  Exercise any other legal or equitable rights and remedies it may have under this Lease or under any provision of law.

     SECTION 12.09. NO ELECTION OF REMEDIES. No re-entry or repossession of the Premises by Landlord shall be construed as an election to terminate this Lease unless Landlord gives written notice of termination to Tenant. Notwithstanding any reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default.

     SECTION 12.10. DAMAGES. Landlord shall use commercially reasonable efforts to mitigate damages that may arise in connection with a default by Tenant. Tenant shall pay all costs, expenses and reasonable attorneys’ fees incurred in enforcing Tenant’s agreements under this Lease, including without limitation all costs, expenses and attorneys’ fees incurred for proceedings for recovery of possession of the Premises, for recovery of Rent or any other amount due under this Lease, for storage and sale of any property in the Premises, for repair and reletting of the Premises, and all other damages caused Landlord by Tenant’s default or Event of Default. If Landlord terminates this Lease by reason of any Event of Default, Landlord’s damages shall include the amount, if any, by which the value, discounted to present value at the prime rate at the time of termination, at the time of such termination, of the Rent to be paid for the remainder of the Term exceeds the then reasonable rental value of the Premises for the remainder of the Term.

     SECTION 12.11. APPLICATION OF MONEYS RECEIVED. All rentals and other sums received by Landlord from any reletting of the Premises or sale of any property in the Premises shall be applied, first, to the payment of any indebtedness other than Rent due from Tenant to Landlord, and interest thereon; second, to the payment of all costs and expenses of such reletting or sale, and interest thereon; third, to the payment of Rent and other amounts due hereunder, and interest thereon; and fourth, to the payment of all other damages caused Landlord by Tenant’s default or Event of Default. If Landlord does not terminate this Lease, any residue of proceeds received shall be held by Landlord and applied in payment of future Rent as it becomes due; and if the rentals and other sums received from such re-letting during any month are less than the amounts required to be paid by Tenant during the month, Tenant shall promptly, each month, pay the deficiency to Landlord.

ARTICLE 13. BANKRUPTCY OR INSOLVENCY

     SECTION 13.01. TENANT’S INTEREST NOT TRANSFERABLE. Neither Tenant’s interest in this Lease, nor any estate hereby created in Tenant, nor any interest herein or therein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law except as specifically provided by the Bankruptcy Code.

     SECTION 13.02. PROCEEDINGS OTHER THAN BANKRUPTCY. Except as prohibited by the Bankruptcy Code, on the occurrence of any Event of Default described in Section 12.06(f), at Landlord’s option this Lease and all rights of Tenant hereunder shall thereupon automatically terminate, and Tenant shall vacate and surrender the Premises but shall remain liable as provided herein.

ARTICLE 14. WAIVER BY TENANT

     SECTION 14.01. WAIVER OF COUNTERTERCLAIMS AND JURY TRIAL. LANDLORD AND TENANT WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ALL MATTERS

WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF SAID PREMISES AND ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY. TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OR COUNTERCLAIMS OR CLAIM OF SETOFF, RECOUPMENT OR DEDUCTION FOR RENT IN ANY SUMMARY PROCEEDING FOR NONPAYMENT OF RENT OR OTHER ACTION OR SUMMARY PROCEEDING BASED ON TERMINATION, HOLDOVER, OR DEFAULT IN WHICH LANDLORD SEEKS REPOSSESSION THE PREMISES FROM TENANT. THE PREVAILING PARTY IN ANY SUCH CLAIM SHALL RECOVER FROM THE NON-PREVAILING PARTY ALL ATTORNEY’S FEES IN CONNECTION WITH SAID CLAIM.

ARTICLE 15. ACCESS BY LANDLORD

     SECTION 15.01. RIGHT OF ENTRY. Landlord and Landlord’s agents shall have the right to enter the Premises during Tenant’s business hours and at other such reasonable times with reasonable advance verbal or written notice to examine the same, to show them to prospective purchasers and mortgagees, and to make any repairs, alterations, improvements or additions as Landlord may deem necessary or desirable pursuant to the terms of this Lease, and Landlord shall be allowed to take all material into and upon said Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part and the rent reserved shall in no way abate while said repairs, alterations, improvements or additions are being made by reason of loss or interruption of business of Tenant or otherwise. And, if Tenant fails to maintain any part of the Premises as required hereunder, to perform the work at Tenant’s expense. Landlord may take all material into the Premises that may be required for the foregoing without such action constituting an eviction of Tenant in whole or in part. Rent shall not abate while such repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. Notwithstanding the foregoing, Landlord shall use reasonable commercial efforts to minimize any interference with Tenant’s normal business operations.

     SECTION 15.02. RIGHT TO SHOW PREMISES. For a period commencing twelve (12) months prior to the termination of this Lease or any extension thereof, the Landlord may show the Premises, using best efforts to be discreet. Tenant will be given reasonable notice before showings. For a period commencing six (6) months prior to the termination of this Lease or any extension thereof, the Landlord may display about the Premises signs advertising the availability of the Premises, which signs Tenant shall permit to remain thereon without molestation, and Landlord agrees such signs will not be placed in the windows of the Premises or in front of the Premises.

ARTICLE 16. RENEWAL OPTIONS AND HOLDING OVER

     SECTION 16.01. RENEWAL TERMS. Tenant will have the option to extend and renew the Term of this Lease for the length of time described in Paragraph B of the Summary (which shall be referred to as a “Renewal Term”). If the Option Length described in Paragraph B of the Summary states “N/A”, then Tenant has no right to renew this Lease.

     The Renewal Term will commence immediately on expiration of the Initial Term on the same terms and conditions as provided in this Lease, other than Annual Rent during the Renewal Term which shall be determined as provided in this Article 16. Annual Rent during the Renewal Term shall be as set forth in the Summary, or, if undefined, shall be computed in accordance with Section 16.02. The renewal option shall be exercisable by written notice to Landlord not later than nine (9) months before the expiration of the current Term, provided Tenant is not in default under any of the terms or conditions of this Lease at the date Tenant gives notice of renewal or at any time thereafter to and including the first day of the Renewal Term. Failure to timely exercise Tenant’s option to renew, in writing, shall forfeit Tenant’s rights under this Section. Tenant expressly waives any oral right to renew or any claim for renewal based upon oral promises of Landlord or its agents.

     SECTION 16.02. RENEWAL RATE.

     (a)  If not defined in Paragraph C of the Summary, then the Annual Rent for the Renewal Term shall be at Fair Market Value, but in no event shall the rent ever be less than the then current rental rate. The term “Fair Market Rental Value” shall mean the market rental value per annum for the Premises as of the date on which the same shall become effective, as agreed by Landlord and Tenant. If the parties are unable to reach agreement at least one hundred fifty (150) days prior to such date, the same shall be determined as set forth in (b) below.

     (b)  Either the Landlord or the Tenant (the “Initializing Party”) shall initiate the proceedings for such determination by notice to the other. The parties shall, within ten (10) days of receipt of the notice by the other party (the “Responding Party”), attempt to agree upon a mutually acceptable MAI Appraiser willing to act in such determination. If the parties are unable to reach agreement on a mutually satisfactory MAI Appraiser, the Initiating Party shall, within five (5) days after the expiration of said 10-day period, designate the name and address of an MAI Appraiser willing to act in such determination. Within five (5) days after receipt by the Responding Party of such notice, the Responding Party shall, by notice to the Initiating Party, designate the name and address of another MAI Appraiser willing so to act. If the Responding Party shall fail, neglect or refuse within said 5-day period to designate another appraiser willing so to act, the appraiser designated by the Initiating party shall alone conduct the appraisal. If two appraisers have been designated as aforesaid, such appraisers shall appoint an additional MAI Appraiser (the “Additional Appraiser”) who is willing so to act, and notice of such designation shall be given to the Landlord and to the Tenant. The mutually approved Appraiser or resulting board of appraisers shall, forthwith upon their appointment, determine the fair rental value of the Premises. Landlord and Tenant shall each pay the cost of any appraiser it designated and shall share equally the cost of the Additional Appraiser or mutually approved Appraiser. Any determination by the sole appraiser, if there be only one, or by a majority of the appraisers, shall be final and binding upon Landlord and Tenant, but if a majority of the appraisers are unable to agree upon a determination, the determination of the Additional Appraiser shall be conclusive of the fair rental value of the Premises and binding upon the parties.

     (c)  If the Fair Market Rental Value has not been determined as of the date the same is to become effective, Tenant shall pay rent at the rate in the last year of the first Renewal Term, plus five percent (5%) of such rate, until such determination is made. If the Fair Market Value is subsequently determined to be more than paid by Tenant, Tenant shall pay the difference within ten (10) days of such determination. If the Fair Market Value is subsequently determined to be less than paid by Tenant, Landlord shall pay the difference within ten (10) days of such determination.

     SECTION 16.03. HOLDING OVER. Any holding over after the expiration of the Initial Term or the Renewal Term without exercise of Tenant’s renewal option as provided herein (if available), shall be only with the written consent of Landlord, and shall constitute a tenancy from month-to-month only, for a monthly Rent equal to 110% of the monthly installments of Base Rent during the last Lease Year of the immediately preceding Term, and shall otherwise be on the same terms and conditions specified herein, so far as applicable.

     In the event of Tenant herein holding after the termination of this Lease, without written consent from the Landlord, the monthly Base Rent shall be one hundred and twenty-five (125%) percent of the monthly Base Rent specified in Section 2.01 in addition to any other monies owed to Landlord. In addition, Tenant shall pay all damages, consequential and direct, if any, incurred by the Landlord on account of such holding over. The provisions of this section, the acceptance of any Rent, or any act in apparent affirmance of tenancy (other than a written waiver) shall not be held as a waiver by Landlord of any right of reentry or any rights or remedies of Landlord provided in this Lease or at law or in equity.

ARTICLE 17. QUIET ENJOYMENT

     SECTION 17.01. LANDLORD’S COVENANT. On Tenant’s payment of all Rent and compliance with all covenants, terms and conditions in accordance with the terms of this Lease, Tenant may peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by, through or under Landlord, subject, nevertheless, to the terms of this Lease and any leases and mortgages to which this Lease may be subordinate.

ARTICLE 18. SECURITY DEPOSIT

     SECTION 18.01. SECURITY. Landlord acknowledges receipt of the Security Deposit, if any, as set forth in Paragraph G of the Lease Summary, to be retained by Landlord as security for the faithful performance of all Tenant’s obligations under this Lease.

     Landlord shall not be required to apply the security deposit to Rent or other delinquent amounts or to damages caused by Tenant’s failure to perform any of its obligations, but may so apply the deposit at its option. Landlord’s right to possession of the Premises for non-payment of Rent or any other Event of Default shall not be affected by reason of the fact that Landlord holds the security deposit. Said sum, if not applied toward the payment of Rent or other amounts payable hereunder or toward the payment of damages caused by Tenant’s default, shall be returned to Tenant without interest after this Lease is terminated, but not before Tenant has vacated the Premises and delivered possession to Landlord in the condition required by this Lease. If Landlord repossesses the Premises due to any Event of Default, Landlord may apply the security deposit upon all damages sustained to the date of repossession, and may retain the security deposit or any balance to apply upon such damages as may be sustained thereafter by reason of the default. Landlord shall not be required to keep the security deposit as a separate fund, but may commingle the deposit with other funds.

ARTICLE 19. MISCELLANEOUS

     SECTION 19.01. ENTIRE AGREEMENT. This Lease sets forth all the promises, agreements and understandings between Landlord and Tenant concerning the Premises. There are no promises, agreements or understandings, oral or written, between them other than as set forth herein. No alteration, amendment, change or addition to this Lease shall be binding unless in writing signed by Landlord and Tenant. Tenant expressly waives any right to rely on any promise, statement or commitment of Landlord which is not in writing signed by Landlord.

     SECTION 19.02. SIGNATURE OF LEASE. The submission of this Lease for examination does not constitute a reservation of or option for the Premises, and this Lease shall become effective only on Signature and delivery by Landlord and Tenant.

     SECTION 19.03. FORCE MAJEURE. If either party shall be delayed or prevented from performing any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, or other causes not within the control of nor due to the fault of the party delayed, then performance of such act shall be excused for the period of the delay, and the time for the performance of such act shall be extended for a period equal to the period of the delay. The party entitled to such extension shall give written notice to the other party as soon as possible of its claim to such extension and the reason(s). The provisions of this section shall not excuse Tenant from prompt payment of Rent and all other amounts required by the terms of this Lease or affect Tenant’s right to terminate under Section 1.02.

     SECTION 19.04. NOTICES. Any notice, demand, request, or other instrument required to be given under this Lease shall be in writing and sent by one of the following: (a) United States certified mail, return receipt requested, postage prepaid, or (b) recognized overnight courier, and shall be addressed (i) if to Landlord, as written in Paragraph K of the Lease Summary, or such other address as Landlord designates by written notice, and (ii) if to Tenant, as written in Paragraph K of the Lease Summary, or such other address as Tenant designates by written notice, and shall be effective when received, except that if any such instrument cannot be delivered or is refused, it shall be effective when mailed, or (c) facsimile transmission, receipt confirmed or email, at the applicable facsimile number or email address set forth in Paragraph K or the Summary, provided said notice is also sent contemporaneously by United States first class mail, postage prepaid, addressed as set forth above.

     SECTION 19.05. BROKERS. Tenant represents and warrants to Landlord that there are no claims for brokerage commissions or finder’s fees in connection with this Lease, and Tenant agrees to indemnify Landlord and hold it harmless from all liabilities arising from any such claim arising from an alleged agreement or act by the indemnifying party (including, without limitation, the cost of attorneys’ fees in connection therewith), such agreement to survive the termination of this Lease. Landlord hereby acknowledges that it shall pay any brokerage fee to the broker shown in Paragraph J of the Summary with respect to the Signature of this Lease.

     SECTION 19.06. NO RECORDING. Tenant shall not record this Lease or any memorandum thereof.

     SECTION 19.07. BINDING EFFECT. The provisions of this Lease and Guaranty shall be binding on the parties and their successors and assigns, shall be enforceable by the Landlord and its successors and assigns, and by Tenant and its permitted assigns, and shall survive the expiration of the Term. No rights shall inure to the benefit of any assignee of Tenant that is not permitted or to whom Landlord has not consented. If there is more than one Tenant or Guarantor, they shall be liable jointly and severally for payment of all Rent and other amounts and performance of all covenants, terms and provisions hereof.

     SECTION 19.08. LIABILITY OF LANDLORD. If Landlord fails to perform any covenant, term or condition of this Lease to be performed by Landlord, and if as a consequence of such default Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received on such judgment and levied thereon against the interest of Landlord in the Building, and out of rents and any other income of Landlord there from, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s interest in the Building, and Landlord shall not be liable for any deficiency.

     SECTION 19.09. CONSTRUCTION.

     (a)  This Lease shall be construed according to the laws of the State of Michigan. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision shall be valid and enforceable to the fullest extent permitted by law.

     (b)  The captions in this Lease are inserted only as a matter of convenience and do not define, limit, or describe the scope or intent of the sections or articles.

     SECTION 19.10. ESTOPPEL STATEMENT. Tenant agrees within fifteen (15) business days after request therefore by Landlord to complete and execute, in recordable form, Exhibit E, modified to the extent necessary to make it accurate, to the best of Tenant’s ability and deliver to Landlord. Failure to execute and deliver to Landlord any such instrument within fifteen (15) business days of a written request therefor by Landlord shall be a default under this Lease. Landlord agrees within fifteen (15) business after request therefore by Tenant to complete and execute a similar estoppel certificate, to the best of Landlord’s ability, and deliver it to Tenant.

     SECTION 19.11. ATTORNMENT. In the event any proceedings are brought for the foreclosure of, or in the event of the conveyance by deed in lieu of foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Premises, upon assumption of this Lease by such new owner, Tenant shall attorn to and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Tenant attorns to such successor in interest and recognizes such successor as Landlord under this Lease. Failure to execute and deliver to Landlord any such instrument within ten (10) business days of a written request therefor by Landlord shall be a default under this Lease.

     SECTION 19.12. SUBORDINATION. This Lease shall be subject to and subordinate at all times to the lien of any mortgage now or hereafter placed on the Building, and to all advances made or hereafter made upon the security thereof; provided, however, that so long as Tenant faithfully meets its obligations under this Lease, including the payment of rent, to such parties as may be legally entitled to receive the same, then this Lease shall continue in full force and effect and Tenant’s occupancy shall not be affected or impaired as a result of the subordination of this Lease to any mortgage. At the request of Landlord, Tenant shall execute and deliver such further instrument or instruments subordinating this Lease to the lien of any such mortgage or mortgages, containing such terms as Landlord shall reasonably require, within fifteen (15) business days of such request. Failure of Tenant to execute and deliver to Landlord any such instrument within fifteen (15) business days of written request therefor shall be a default under this Lease.

     SECTION 19.13. CERTAIN RIGHTS OF LANDLORD WITH RESPECT TO THE LAND. The Landlord shall have the right, without the consent of Tenant, to grant to adjacent land owners, including Landlord, at any time and from time to time during the Lease, as extended, easements and rights of ingress, egress and common use and enjoyment with respect to the roads, walks unimproved portions of the land, water, sewage, telephone, gas and electricity lines, and Landlord may at any time and from time to time grant easements, public and private, for such purposes to itself and to others, and relocate any easements now or hereafter affecting the land.

     ~~SECTION 19.14. SUBSTITUTE PREMISES. Landlord shall have the right at any time during the term hereof or during the term of any renewal hereof, upon giving Tenant at least sixty (60) days prior written notice, to provide and furnish Tenant with space elsewhere in the Building of approximately the same sizeand views as the Premises, and to remove and place Tenant in such space, with Landlord paying all reasonable costs and expenses incurred as a result of such removal of Tenant including its actual reasonable moving costs to such other space within the Building, the reasonable costs of reprinting stationery (based on remaining quantities), and the costs of rewiring the new leased premises for telephone and computers comparable to the original leased premises. Furthermore, Landlord shall grant to Tenant free rent, either six months or twenty-five percent of the remaining number of months in Tenant’s Lease (i.e. if there are 36 months left then Tenant shall receive 9 months of free rent), whichever is greater. Should Tenant refuse to permit the Landlord to move Tenant to such new space at the end of said 60-day period, Landlord shall have the right to cancel and terminate this Lease effective 90 days from the date of original notification by Landlord. If Landlord moves Tenant to such new space, this Lease, and each and all of its terms, covenants and conditions shall remain in full force and effect and shall be deemed to be the Premises as though Landlord and Tenant had entered into an express written amendment of this Lease with respect thereto. In such event, the Lease will be amended to show that: (a) the monthly Base Rent payable hereunder shall be increased or decreased, as the case may be, by the product of the Base Rental being paid pursuant hereto time the difference in the number of square feet of net rentable area in such new place as compared to the number of square feet of net rentable area in the Premises subject to this Lease immediately prior to such move, (b) after such move, the number of square feet used in computing Tenant’s share of Operating Expense shall be the number of square feet on net rentable area in such new space.~~

     SECTION 19.15. HAZARDOUS MATERIALS.

     (a)  For purposes of this Lease, “hazardous materials” means any explosives, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB’s, CFC’s, or substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §~ 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §~ 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §~ 6901-6987; or any other federal, state, or local statute, law ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards or conduct concerning hazardous materials, waste, or substances now or at any time hereafter in effect (collectively, “hazardous materials laws”).

     (b)  Tenant will not cause or permit the storage, use generation, release or disposition of any hazardous materials in, on, or about the Premises or the Building by Tenant, its agents, employees or contractors in violation of hazardous materials laws. Tenant will not permit the Premises to be used or operated in a manner that may cause the Premises or the Building to be contaminated by any hazardous materials in violation of any hazardous materials laws. Tenant will immediately advise Landlord in writing of (1) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any hazardous materials laws relating to any hazardous materials affecting the Premises; and (2) all claims made or threatened by any third party against Tenant, Landlord, the Premises or the Building relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any hazardous materials on or about the Premises. Without Landlord’s prior written consent, Tenant will not take any remedial action or enter into any agreements or settlements in response to the presence of any hazardous materials in, on, or about the Premises.

     (c)  Tenant will be solely responsible for and will defend, indemnify and hold Landlord, its agents, and employees harmless from and against all claims, costs expenses, damages, and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s breach of its obligation in Section 19.15 Tenant will be solely responsible for and will defend, indemnify, and hold Landlord, its agents, and employees harmless from and against any and all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Premises and any other property of whatever nature located on the Building to their condition existing prior to the appearance of Tenant’s hazardous materials on the Premises. Tenant’s obligations under this Section 19.15 will survive the expiration or other termination of this Lease.

     SECTION 19.16. PARKING AREA. Tenant and its employees shall park their motor vehicles in such areas as Landlord may, from time to time, designate as employee parking areas. Tenant will be provided the number of parking spaces that is mandated by zoning requirements for the amount of space leased by Tenant. Tenant agrees that all loading and unloading operations shall be conducted so as not to obstruct or hinder the operation of the businesses of the other tenants of the Project, nor will Tenant unreasonably block or obstruct any street, sidewalk or right-of-way adjacent to or comprising part of the Project. Landlord agrees that Tenant and its agents, employees and customers shall have the uninterrupted right throughout the term hereof, to use in common with others entitled to similar use thereof, the roads and parking area surrounding and adjacent to the building or within the Project. No Tenant shall have any exclusive right to any particular parking area. Tenant shall be responsible for any damages to the parking area surface caused by its use, ordinary wear and tear excepted, and shall not permit trucks to use the parking areas designated for automobile parking. Tenant shall not store or keep, or permit to be stored or kept in the parking areas or driveways any vehicle, trailer or other item whatsoever except fully operative motor vehicles. It is the intent hereof to prohibit any outside storage of any item whatsoever.

     SECTION 19.17. JANITORIAL SERVICES. Landlord agrees to provide the services detailed in Exhibit G of this Lease.

     SECTION 19.18. RULES AND REGULATIONS. Tenant agrees to comply with and observe all of the Rules and Regulations established by Landlord, detailed in Exhibit J attached hereto, and as amended by Landlord from time to time, when it is deemed necessary, desirable or proper, in Landlord’s judgment, for its best interest or for the best interest of the tenants, provided the same shall apply uniformly to all tenants of the Building. Tenant’s failure to keep and observe said rules and regulations within fifteen (15) business days after written notice to Tenant specifying the nature of such failure shall constitute an Event of Default in the manner as if the same were contained herein as covenants.

     SECTION 19.19. LANDLORD’S SERVICES. Landlord does not warrant that any of the utility services provided by Landlord under the terms of this Lease will be free from interruptions caused by repairs, improvements, alterations, strikes, lockouts, accidents, inability of Landlord to obtain fuel or supplies or other cause or causes beyond the reasonable control of Landlord. However, in the event an interruption or stoppage of any or all of the above-mentioned building services resulting from Landlord’s negligence renders the Premises untenantable for the normal operation of a business office for five (5) consecutive days or more, Tenant shall not be liable for rent during any such period in excess of said five (5) days.

     SECTION 19.20. LANDLORD’S DEFAULT.

     A.     In the event Landlord shall neglect or fail to perform or observe any of the covenants, provisions or conditions contained in this Lease on its part to be performed or observed and such failure shall continue for thirty (30) days after receipt of written notice of default from Tenant (except that if such failure cannot be cured within said thirty (30) day period this period shall be extended for a reasonable additional time provided that Landlord commences to cure such failure within said thirty (30) day period and proceeds diligently thereafter to effect such cure), Landlord shall be responsible to Tenant for any and all damages sustained by Tenant as a result of Landlord’s breach. If the Landlord fails to timely remedy a default with respect to repairs which Landlord is obligated to perform under this Lease, or to commence to timely cure such default if the default is not curable within said thirty (30) days, and diligently proceeds to complete such curing, the Tenant shall have the right to make such repairs and to abate rent to that extent, provided, however, that Tenant shall not be obligated to make such repairs.

     B.     The specified remedies herein shall be non-exclusive of each other and in addition to any other remedies available to Tenant at law or in equity.

     SECTION 19.21. ENVIRONMENTAL MATTERS. Landlord represents and warrants to Tenant that:

     A.     (i) The Premises, the building containing the Premises (the “Building”), and parcel of real estate upon which the Building is situated (the “Real Estate”) are not the subject of any liens, actions, or proceedings relating to Hazardous Substances (as hereinafter defined) or Environmental Laws (as hereinafter defined) and the Landlord is not a party to any such action or proceeding and the Landlord has received no notice of any such lien, action or proceeding that is pending or threatened. Landlord shall notify Tenant of any subsequent lien, action or proceeding which may hereinafter be pending or threatened.

          (ii) To Landlord’s knowledge,

(a) No Hazardous Substances are or have been located, stored, or disposed on or released or discharged from (including groundwater contamination) the Premises, Building, or Real Estate in violation of Environmental Law.

(b) The Premises, Building, or Real Estate, and their use and operation currently comply with all federal, state, and local requirements relating to the protection of health and all its Environmental Laws, and all necessary permits have been obtained under Environmental Laws.

(c) There is no part or ongoing leakage or spillage of Hazardous Substances from gasoline tanks used or owned by other tenants, which are located in the lower levels of the Building or any migration of Hazardous Substances onto neighboring property.

          (iii) Landlord shall, at no cost or expense to the Tenant as Common Area Costs or otherwise, take all actions necessary to comply with all Environmental Laws affecting the Premises, the Real Estate or Building, including, without limitation, removal, containment and remedial actions required by any Environmental Laws or any governmental agencies in the enforcement of Environmental Law affecting the Premises, Real Estate, or Building, and shall indemnify Tenant from and against any and all costs, claims, expenses, damages (direct, but not consequential), liens, losses and judgments arising out of the presence of Hazardous Substances or Landlord’s failure to comply with Environmental Laws. The foregoing notwithstanding, Landlord shall not be responsible for any cost or expense or to indemnify Tenant, as provided above, with respect to any matter arising out of Tenant’s action or violation of Environmental Law by Tenant.

     B.     (i) For purposes of this Section the term “Hazardous Substances” shall mean and include all hazardous and toxic substances, waste or materials, any pollutant or contaminant, including, without limitation, PCBs, asbestos, asbestos-containing material, petroleum products, and raw materials that are included under or regulated by any Environmental Law (or become so included or regulated during the lease term) or that would pose a health, safety or environmental hazard.

          (ii) For purposes of this Section the term “Environmental Law” shall mean and include all federal, state and local statutes, ordinances, regulations and rules presently in force or hereafter enacted relating to environmental quality, contamination, and clean-up of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ‘6091 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ‘6091 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, and state super lien and environmental clean-up statutes and all rules and regulations presently or hereafter promulgated under said statutes as amended.

     C.     Tenant covenants that it will not use, maintain, generate, store, treat or dispose of any Hazardous Substances in or on the Premises in violation of Environmental Law. Tenant hereby indemnifies and defends Landlord from and against any penalty, loss, liability, claim or expense, including, without limitation, engineering and attorneys’ fees, arising out of breach of this covenant. Tenant’s indemnity of Landlord under this article shall survive the cancellation or termination of this Lease.

     SECTION 19.21. RULES AND REGULATIONS. Relative to the terms of this Lease dealing with Rules and Regulations, Landlord shall give Tenant thirty (30) days prior written notice of the adoption of rules and regulations or any changes or additions to existing rules and regulations. All rules and regulations shall be applied to Tenants in a non-discriminatory manner.

     SECTION 19.22. TENANT’S AUDIT RIGHTS. In the event that pursuant to the terms of this Lease, Tenant is obligated to pay its proportionate share of Operating Expenses or Common Area Costs, Tenant shall have the right to audit Landlord’s books and records as follows:

     A.     Tenant shall be entitled at any reasonable time during regular business hours, after giving at least ten (10) days prior written notice, to inspect Landlord’s books and records (at the site of their location) relating to Tenants proportionate share of Operating Costs or Common Area Costs, and to obtain an audit thereof by its own staff auditor or independent auditor selected by Tenant to determine the accuracy of such amounts billed to Tenant by Landlord for the last calendar year immediately preceding the year during which such notice is given. Landlord shall provide copies of such books and records if requested by Tenant.

     B.     If any such audit discloses a liability for Tenant’s proportionate share of Operating Costs or Common Area Expenses which is less than the amount which Landlord billed to Tenant, Landlord shall promptly refund to Tenant all amounts in excess of the amount for which Tenant is actually liable (“Refund Amount”) as disclosed by the audit.

     C.     All costs of such audit shall be borne by Tenant. However, if the Refund Amount is greater than five percent (5%) of the amount for which Tenant is actually liable (as disclosed by the audit), all costs of the audit shall be borne by Landlord.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

EXHIBIT A — LOCATION OF PREMISES

(Attached)

EXHIBIT A

N
SCALE: 1" = 80'-0"

KMS Building Floor Plan - June 24, 2003 - Exhibit A

EXHIBIT B — FLOOR PLAN OF PREMISES

(Attached)

B-1

EXHIBIT B, 1 OF 3

EXTENT OF TENANT SPACE
SHOWN DASHED
SCALE: 1" = 30'-0"

KMS Esperion Floor Plan
June 24, 2003 - Exhibit B, 1 of 3

EXHIBIT B, 2 of 3

COMMON AREA WHERE SHOWN WITH SHADED
EXTENT OF TENANT SPACE WHERE SHOWN DASHED
SUITE 11
ESPERION
COMMON AREA WHERE SHOWN SHADED (SEE EXHIBIT B, 3 OF 3 FOR LOADING DOCK COMMON AREA
UMHS
UMHS
N
SCALE: 1/16" = 1'-0"

KMS Suite 11 - June 24, 2003 - Exhibit B, 2 of 3

EXHIBIT B, 3 OF 3

NOTES:
1. (24) UMHS BLUE BINS SHOWN WITH ROOM FOR AT LEAST (2) ADDITIONAL
2. (4) GREY CUSTODIAL CARTS (34" X 72") SHOWN WITH ROOM FOR AT LEAST (1) ADDITIONAL.
3. (2) UMHS FILE CABINETS SHOWN ROTATED, (1) ASSUMED TO BE RELOCATED.
4. ALL OTHER UMHS EQUIPMENT ASSUMED TO BE MOVED

DEDICATED UMHS STORAGE AREAS WHERE CROSS-HATCHED (283 SF)

COMMON AREA WHERE SHADED

PADLOCK AT OVERHEAD DOOR, COMMON KEY FOR ESPERION AND UMHS
TEMPORARY PALATTE STORAGE (2-HOUR MAX)
SPRINKLER RISER AND METER
DO NOT BLOCK
UM STORAGE
GREY CART
GREY CART
GREY CART
GREY CART
LANDLORD PROVIDED YELLOW BOUNDARY DEFINITION TAPE
ESPERION DOCK ACCESS
ESPERION ENTRANCE, LOCKED 24/7.
UMHS DOCK ACCESS
BIN
BIN
BIN
BIN
BIN
BIN
UM STORAGE
6'-10"
3'-10"
3'-10"
3'-10"
3'-10"
UM STORAGE
DO NOT BLOCK
EXISTING UMHS ENTRANCE WITH CARD READER AND MAGLOCK, LOCKED 24/7
FILE
N
SCALE: 1/8" = 1'-0"

KMS Loading Dock - June 24, 2003 - Exhibit B, 3 of 3

EXHIBIT C — LANDLORD’S WORK

(Description and Plans)

     Landlord will contract all necessary construction services to provide Tenant with space ready for occupancy as shown on the attached Exhibit A (floor plan). The build out will include the following:

1)	Two new 48” doors as shown.

2)	Landlord will provide Tenant with the following allowances which may be taken as rent credits upon completion of the work associated with the allowance:

a)	$2,000 card readers at new double doors.

b)	$350 for phone to loading dock.

     c) Landlord will provide Tenant a $12,000.00 carpet allowance (the “Allowance”) to carpet approximately 6,000 square feet of office and cubicle space. Tenant will obtain three (3) quotes for this work. If none of the three (3) quotes are equal to or less than the Allowance, then Tenant will not have to install the carpeting or reimbuse the Landlord for the Allowance.

     It is the understanding of both the Landlord and the Tenant that the existing HVAC system requires re-balancing. The Landlord shall hire a certified mechanical engineer to evaluate the existing system and recommend a design solution that will provide all spaces within the Premises with ventilation as required by local building code and which limits temperature fluctuations between adjacent spaces consistent with good engineering practice. Landlord shall retain an air-balancing contractor to adjust all manual dampers as recommended by the mechanical engineer. If additional work is recommended by the mechanical engineer, beyond a general system rebalance and unit repair, this additional work shall be considered upgrades to the existing system. The Landlord shall contribute up to $25,000 toward system upgrades. Upgrade costs in excess of the Landlord contribution shall be paid directly by Tenant.

     Except as provided above, Landlord shall have no obligation to alter or improve the Premises. Any cost associated with the relocation of furniture and equipment within the Premises to accommodate the Improvements shall be the responsibility of Tenant.

C-1

EXHIBIT C-1 — CRITERIA FOR LANDLORD’S WORK

See the attached drawing.

C-1 - 1

EXHIBIT C-1

COMMON AREA WHERE SHOWN SHADED
EXTENT OF TENANT SPACE WHERE SHOWN DASHED
RELOCATE UMHS ENTRANCE WITH MAGLOCK AND CARD READER TO NEW LOCATION (10'+/- SOUTH)
SUITE 11
NEW 4' SUITE ENTRY DOOR WITH ELECTRIFIED SECURITY HARDWARE TO MATCH ADJACENT ESPERION SUITE ENTRY TO EAST.
RELOCATED UMHS CARD READER, DOOR, MAGLOCK AND TELEPHONE
EXISTING DOOR OPENING TO BE WIDENED TO 4'. NEW ELECTRIFIED SECURITY HARDWARE TO MATCH ADJACENT ESPERION SUITE ENTRY TO EAST.
EXISTING DOOR WITH EXISTING ALARMED PANIC HARDWARE. NO WORK.
ESPERION
UMHS
UMHS
N
SCALE: 1/16" = 1'-0"

KMS Suite 11 - June 23, 2003 - Exhibit C-1

EXHIBIT D — TENANT’S WORK

(Description and Plans)

N/A

D-1

EXHIBIT E — COMMENCEMENT DATE AND ESTOPPEL LETTER

          This Commencement Date and Estoppel Letter is entered into by Landlord and Tenant pursuant to Section 19.10 of the Lease.

          I .DEFINITIONS. In this certificate the following terms have the meanings given to them:

     (a)  Landlord:

     (b)  Tenant:

     © Lease: Lease dated              between Landlord and Tenant.

     (d)  Address of Premises:

     Estimated expenses are as follows:

     Taxes:

     Insurance:    0.00%

     Common Area:    0.00%

     Utilities:    Electric        0.00%

     Utilities:    Gas        0.00%

     Utilities:    Water        0.00%

     2.     Landlord and Tenant confirm that the Rental Commencement Date of the Lease is         and the Expiration Date is              and that Paragraph B of the Summary is are accordingly amended.

     3.     Tenant has accepted possession of the Premises as provided in the Lease.

     4.     The Improvements required to be furnished by the Landlord in accordance with Exhibit C (if any) have been furnished to the satisfaction of Tenant (subject to any corrective work or punch-list items submitted previously to Landlord).

     5.     All terms and conditions to be performed by Landlord under the Lease have been satisfied and on this date there are no existing defenses or offsets which Tenant has against the full enforcement of the Lease by Landlord.

     6.     The Lease is in full force and effect and has not been modified, altered, or amended, except as follows:

     There are no setoffs or credits against Rent, and no Security Deposit or prepaid Rent has been paid except as provided by the Lease.

     Landlord and Tenant have executed this Commencement Date and Estoppel Certificate as of the dates set forth below.

Tenant:	Landlord:
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

E-1

EXHIBIT F — NOT APPLICABLE

F-1

EXHIBIT G

JANITORIAL SERVICES—NOT APPLICABLE

EXHIBIT H — SIGNAGE

     Tenant may, at Tenant’s expense, install signage on the exterior monument sign at the western entrance to the Property and above Tenant’s entrances.

EXHIBIT I — ACKNOWLEDGMENT OF POSSESSION

                  (“Tenant”) hereby acknowledges that Burlington Property, LLC (“Landlord”) has delivered possession of              [address and suite], Ann Arbor, Michigan 48108 pursuant to a Lease dated             , 20     (“Lease”). [The following applied only if Landlord is required to perform Landlord’s Work under the Lease] Tenant acknowledges that Landlord’s Work is substantially complete as defined in the Lease.

Tenant

EXHIBIT J — RULES AND REGULATIONS

     (a)  In the event that Premises should be vacated or abandoned during the Lease term, Landlord or agents of Landlord may enter therein and take possession thereof, breaking open locks and doors necessary to effect entrance, and, at Landlord’s option, may relet said Premises.

     (b)  All goods and property stored or kept in or on the Premises shall be at the risk of Tenant, and Landlord shall not be responsible for any theft, loss, damage or destruction thereof or thereto.

     (c)  The sidewalks, entrances, courts, elevators (if any), vestibules (if any), stairways (if any), corridors (if any), or halls (if any), shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress or egress to and from the Premises.

     (d)  If the glass front or fronts comprising part of the Premises are used as part of the office area, and Tenant desires to cover the glass front or fronts with curtains or drapes, such curtains or drapes must be lined on the side facing the outside with a material of a texture and color approved the Landlord, which approval shall not be unreasonably withheld, for the purpose of maintaining uniformity throughout the entire building of which the Premises are a part. If such glass front or fronts are not used as part of the office area, then in that event, Tenant at its own cost and expense, shall cover such glass front or fronts with a material of a texture and color approved by Landlord, for the purpose of maintaining uniformity throughout the entire building of which the Premises are a part. In connection herewith Tenant specifically covenants and agrees that it shall not permit any goods or merchandise stored on the Premises to be visible from the outside.

     (e)  The water and wash closets and other plumbing fixtures shall not be used for any purpose other than that for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall borne by the Tenant who, or whose servants, employees, agents, visitors, or licensees, shall have caused the same.

     (f)  No bicycle or other vehicle, and no dog or other animal shall be allowed in offices, halls, corridors, or elsewhere in the building, except for handicap assisting animals.

     (h)  Tenant shall not cause or permit unusual or objectionable odor to be produced upon or to permeate from the premises, including duplicating or printing equipment producing noxious fumes. Tenant shall not disturb occupants of this or neighboring buildings or premises by the use of any musical instruments, loudspeaker, radio, television, or by any unseemingly or disturbing noise that can be heard beyond the Premises.

     (i)  No Tenant shall throw anything out of the door, windows (if any), or down passageways (if any) or elevator shafts (if any).

     (j)  All loading, unloading, receiving of delivery goods, supplies, or disposal of garbage or refuse shall be made only through entry ways provided for such purposes and indicated by Landlord.

     (k)  Tenant is not permitted to use any part of the building or the common areas for manufacturing, storage, or sale of merchandise, or property of any kind; or for lodging or sleeping, or for any immoral or illegal purpose.

     (l)  All safes, equipment or other heavy articles shall be carried in or out of the Premises only at such time and in such manner as shall be prescribed in writing by Landlord, and Landlord shall in all cases have the right to specify the proper position of any such safe, equipment or other heavy article, which shall only be used by Tenant in a manner which will not interfere with or cause damage to the Premises or the building in which they are located, or to the other tenants or occupants of said building. Tenant shall be responsible for any damage to the building or the property of its tenants or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Premises, and shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use of moving of such articles.

     (m)  Each Tenant must, upon the termination of his tenancy, restore to the Landlord all keys of stores, offices, and toilet rooms, either furnished to or otherwise procured by such Tenant and in the event of the loss of any keys furnished, such Tenant shall pay to the Landlord the cost thereof.

     (n)  Vending machines in any Common Area of the Building will not be permitted to be installed by anyone but the Landlord. If Landlord permits the installation of other vending machines, they will be installed by the same company that the Landlord has under contract and under the same terms and conditions of said contract between the Landlord and the vending machine company.

     (o)  Additional security or janitorial service required by a Tenant will be contracted through the Landlord using the same company that the Landlord has under contract to provide the service.

     (p)  Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

     (q)  No hand trucks except those equipped with rubber tires and side guards shall be used in any space, or in public halls of the Building, either by Tenant, its employees, subcontractors, agents or invitees.

     (r)  Without Landlord’s prior consent and providing Landlord with keys or access codes and cards thereto, no additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof. Tenant shall not make or permit to be made any keys for any door to the Premises or the Building other than those provided by Landlord, and if more than two keys for one lock are desired by Tenant, Landlord may provide the same upon payment by Tenant. Tenant shall, upon the termination of this tenancy, provide Landlord with all access codes and keys, and return to Landlord all keys furnished to Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

     (s)  No sign, logo, artwork, advertisement or notice shall be inscribed, painted, affixed or displayed on any part of the outside or the inside of the Building except on the directories and the doors of offices, and then only in such place, number, size, color and style as is approved by Landlord. Tenant shall not place anything or allow anything to be placed in the Premises or on any glass line, window, door, partition, or wall in the Premises or the Building, which may be viewed from any Common Area in the Building or from outside of the Building, and which, in Landlord’s judgment, appears offensive or unsightly. If any such sign, advertisement, notice or other item is placed on or exhibited without Landlord’s approval, Landlord shall have the right to remove the same and Tenant shall be liable for any and all expenses incurred by Landlord for such removal. Any such permitted use, including directories and nameplates, shall be at the sole expense and cost of Tenant.